EXHIBIT 10.4

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT, dated as of April 27, 2011 (the “Agreement”), is by and between

Global Gold Corporation (“GGC”), a Delaware corporation; its wholly owned subsidiary Global Gold Armenia, LLC (“GGA”), a Delaware limited liability company; the latter’s wholly owned subsidiary, Global Gold Mining LLC (“GGM”), a Delaware limited liability company; and the latter’s wholly owned subsidiaries Mego-Gold, LLC (“MG”), and Getik Mining Company, LLC (“GMC”), Armenian limited liability companies, (hereinafter all collectively referred to as “GG”), on the one side;

AND

Consolidated Resources Armenia, an exempt non-resident Cayman Islands company (“CRA”); and its affiliate Consolidated Resources USA (“CRU”), LLC, a Delaware limited liability company, (hereinafter collectively referred to as “CR”), on the other side.

WHEREAS, GGC, through GGA, GGM, MG and GMC, owns all of GGC’s interests, including mining and exploration rights, licenses, and permits (the “Licenses”) in the Toukhmanuk and Getik deposits in Armenia (see Annual Report on Form 10-K filed with the SEC on April 14, 2011, and other filings and information available on the GGC’s website <www.globalgoldcorp.com>  for a description of the deposits and relevant mineral rights), as well as all relevant immovable and movable properties, property rights, stockpile of ore, tailings ponds, mineral concentrates, information and other intangible assets, (hereinafter referred to “Toukhmanuk” and “Getik”, and collectively as the “Properties”); and

WHEREAS, GGC is an exploration stage company engaged in the exploration for, and development and mining of, gold, silver, and other minerals in Armenia, Canada and Chile; has its headquarters in Rye, New York with subsidiary offices and staff in Armenia and Chile; through MG and GMC is engaged in the exploration for and production of primarily gold and silver resources in Armenia; holds a gold and silver mining license for the central site of the Toukhmanuk property, effective until February 28, 2017, which is renewable and may be expanded; and

WHEREAS, the State Natural Resources Agency of Republic of Armenia has approved the revised confirmed reserves of the central site of Toukhmanuk deposit, as explored by MG,; and

WHEREAS, CR, together with its principal owners and affiliated companies, is an established worldwide resources company focused on building and developing a portfolio of strategic resource assets with near term or in-production potential primarily in metallurgical and thermal coal, manganese, copper, iron ore and gold; owns strategic or controlling stakes in publicly listed and privately held resources companies having properties in Mozambique, Zambia, South Africa, and Australia; has its headquarters in Melbourne, Australia with offices and staff in Greenwich, Connecticut, Singapore, Zambia and South Africa; has a strong track record of successfully improving the operations, financial performance and shareholder value of companies in its portfolios; and actively seeks to acquire, or make strategic investments in resources properties having high value potential and requiring investment and strategic direction to substantially enhance shareholder value; and

WHEREAS, GGC and CRU previously entered into a binding agreement, subject to the satisfactory completion of due diligence, entitled Agreement for Formation of Joint Venture to Develop Properties, dated March 17, 2011 (the “Formation Agreement”); and

WHEREAS, CR has completed its due diligence with satisfaction, and as of the date of this Agreement has completed the funding of the required $500,000 Advance; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, CR will complete the funding of the remaining $4,500,000 of its $5,000,000 working capital commitment (“Initial Consideration”) according to an agreed funding schedule; and

WHEREAS, GG and CR will work together for twelve months (the “12 Month Period”) from the date of this Agreement to develop the Properties, improve the financial performance and enhance shareholder value of MG and GMC; and

WHEREAS, GG and CR agreed to form a new Joint Venture Company (“JVC”) to be established by CR, subject to terms and conditions mutually and reasonably agreed with GGC, provided that JVC shall have no liabilities, obligations, contingent or not, or commitments, except pursuant to a Shareholders Agreement; and

WHEREAS, GG and CR intend to integrate all of GGC’s Toukhmanuk and Getik mining and exploration operations into the JVC.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GG and CR agree as follows:

ARTICLE I

TERMS AND DEFINITIONS

Unless otherwise defined in this Agreement, words and phrases defined, construed, or the definitions of which are incorporated by reference in the Formation Agreement shall bear the same meaning and construction herein.

ARTICLE II

FORMATION OF THE JOINT VENTURE

2.1.           Initial Consideration Payable by CR

2.1.1.         Prior to the Closing, CR shall have funded a total of $5 million of the Initial Consideration, inclusive of the $500,000 Advance already paid, to be used for working capital, CR will exercise control over the release and use of all working capital provided and has agreed on a separate use of proceeds in advance with the funding scheduled as follows:

(i)           $500,000 Advance has already been paid following the execution of the Formation Agreement;

(ii)          $1,400,000 shall be payable following the execution of this Joint Venture Agreement;

(iii)         $3,100,000 shall be payable over the 12 Month Period with payments occurring within 5 business days of the end of each calendar month as needed.

2.2.           12 Month Period

2.2.1.         From the Date of this Agreement through the Closing and execution of an associated Shareholders Agreement (as hereinafter defined):

(i)           CR shall actively monitor and support the Toukhmanuk plant expansion and its performance and GG shall provide CR with access  to all premises, sites, personnel, and information, as may be reasonably necessary for such monitoring; and

(ii)          All major decision making regarding the operation of MG and GMC shall be made with the participation of CR.

2.2.2.         GGC’s Board of Directors shall be increased, and Jeff Marvin of CR shall be nominated for election to the GGC board.  GGC and CR shall work together using executives, personnel, and facilities during the 12 Month Period to jointly develop the Properties. GGC and CR shall also form a technical committee to review and oversee technical aspects of the development of the Properties.

2.2.3.         The parties shall act as follows within the 12 Month Period:

(i)           GG, in coordination with CR, shall employ the Initial Consideration primarily to fund the expansion of the Toukhmanuk plant to an ore milling target of 300,000 tons per annum, secondarily to fund the reduction or elimination of certain liabilities and expenses at GGC, GGM, MG and GMC, and thirdly to fund the 2011 exploration program at Toukhmanuk and Getik and GG corporate overhead;

(ii)          The cash generated by MG during the 12 Month Period is to be prioritized for use as follows during the 12 Month Period (a) first to repay the remaining off-take financing, if any, and (b) second to meet required debt service (principal and interest) payments for the loan extended to MG by Armbusinessbank CJSC;

(iii)         CR will secure from a leading geological consulting company a National Instrument 43-101 (NI 43-101) or JORC compliant certification of gold and silver resources at the Properties; and

(iv)         CR will work together with GG to finalize the plans for, and secure the independent certification from a leading geological consulting company of, the further expansion of the Toukhmanuk plant to a currently estimated ore milling target of 1.5 million tons per annum or as mutually agreed.

2.3.           Closing of the Joint Venture

2.3.1.         Upon the terms and subject to the conditions set forth in this Agreement, no sooner than the completion of the payment of the Initial Consideration by CR and no later than 10:00 A.M. Coordinated Universal Time on April 26, 2012, (the “Closing Date”), the parties shall effect all necessary transactions and other actions (the “Closing”), upon the consummation of which JVC shall become the sole owner of MG and GMC, which in turn will own interests in the Properties, including, without limitation, the Licenses, and shall develop and operate the Properties through MG and GMC.  For the said purpose the parties shall coordinate with each other and take all reasonably necessary steps, including, without limitation, the steps described in this Section 2.3.

2.3.2.         Not later than within six months from the date of this Agreement, CR will inform GGC about its suggestion as to (i) the location and mechanism of forming JVC, and, in particular, whether CR (a) will have a new JVC established in a form and location determined by CR, on terms and conditions mutually and reasonably agreed with GGC, and such JVC will already be, or will plan to become, a publicly listed company, or (b) will identify as JVC an existing company, which is listed on an exchange fully admitted to trading, (ii) the terms and conditions of Public Listing including the listing location, listing process (whether reverse merger or IPO), offering size, if any, and mechanics, (iii) the proposed draft of the Shareholders Agreement.

2.3.3.         It is, however, pre-agreed that: (i) Voting rights in the General Meeting of Shareholders of JVC shall be the subject of the Shareholders Agreement and shall be in proportion to the pro forma ownership of the JVC (ii) in any case each CR and GG shall be entitled to appoint at their sole discretion at least two members of the Board of Directors of JVC, (iii) GGC shall have the right to designate at least two directors, Messrs. Ian Hague and Van Krikorian, (iv) CR and GGC shall have the right to designate Board Directors which together shall constitute not less than their aggregate percentage ownership interests of the JVC, and (v) the parties agree to use their best efforts to cause the election of agreed Board Directors, and to cause them to be included in the Audit, Executive, Compensation and any other significant board committee of the Board of Directors.  Further, it shall be provided that, (vi) certain actions, such as the hiring of a senior technical team, to be led by CR, for the JVC, the issuance of securities, the encumbrance of the JVC with debt, the signing of off-take agreements, and any other material transactions in addition to the adoption of annual operating and capital budgets shall require unanimous consent of the Board Directors appointed by GGC and CR as per above, subject to anti-deadlock provisions, and (vii) GGC and CR shall cause the JVC, as well as MG and GMC through the JVC, to establish a Code of Conduct and maintain themselves in compliance with relevant United States laws that would govern United States shareholders and directors.

2.3.4.         Upon receipt of the notice from CR as per Section 2.3.2, GGC shall within three weeks confirm to CR its consent or reasonable objections and proposed modifications to the proposed terms. In case of any disagreement, GGC shall submit a reasonable counterproposal, describing the reasons for its disagreement.  Failure by GGC to provide within the mentioned period substantiated objections with a counterproposal shall be deemed as an acceptance of CR’s proposal by GG. If the parties cannot agree after six week from CR’s notice, either party may refer the matter of final terms for the JVC to confidential mediation and arbitration as provided in this Agreement.

2.3.5.         Not later than within ten months from the date of this Agreement, and subject to no default on the obligation to pay the Initial Consideration as agreed, CR will (i) have the JVC established or identified, as agreed in accordance with Sections 2.3.2 and 2.3.4, and (ii) give 60 calendar days of written notice to GGC of its intention to Close at or prior to the end of the 12 Month Period (subject to completion of payment by CR of the Initial Consideration).

2.3.6.         At the Closing, GGC shall cause the transfer to JVC of 100% of all participation interests in MG and GMC, owning interests in and controlling the Properties, as well as all of GG’s rights and claims (other than those emanating from this Agreement) towards MG and GMC arising from inter-company loans or on other grounds, and all material assets, properties and rights, owned, used or held by GG that are required to carry on the mining and exploration activities at Toukhmanuk and Getik (the “Operations”).

2.3.7.         GGC and CR shall endeavor to take all necessary steps and secure any required approvals, including from any regulatory authorities, to effect the transfer of 100% of GGC’s interests in MG and GMC, and through them also in the Properties, to the JVC.  GG shall notify CR in advance of any requirements under Armenian law related to such transfer and shall assist the JVC in complying with such requirements.

2.3.8.         At the Closing, CR and GGC shall execute and deliver a mutually agreed Shareholders Agreement.

2.3.9.         If the JVC is to be a newly established company, at the Closing, CR and GGC shall establish a Board of Directors for the JVC consisting of an odd number of members being not less than five, inclusive of members appointed by GGC and CR in accordance with Section 2.3.3.

2.3.10.       If a pre-existing company is to be used, the management team of the JVC shall be put in place before the end of the 12 Month Period subject to approval by the Board of Directors of the JVC to be re-elected at the Closing.

2.3.11.       Management of JVC shall have normal executive employment agreements at compensation levels to be mutually agreed by CR and GGC.

2.4.           Public Listing

2.4.1.         Following the Closing, if the JVC is not a public company, CR will immediately endeavor to begin a public listing process for the JVC (the “Public Listing”) subject to terms and conditions mutually and reasonably agreed with GGC. GGC shall provide CR with all instruments reasonably useful for the Public Listing. The initial common stock ownership, subject to an adjustment mechanism (“Adjustment Mechanism”), shall be established at 51% for GGC through GGM and 49% for CR.

2.4.2.         The Public Listing including the listing location, listing process (whether reverse merger or IPO), offering size, if any, and mechanics will be determined by CRA, subject to conditions mutually and reasonably agreed with GGC.

2.4.3.         Following the Closing and Public Listing of the JVC, whether through reverse merger or IPO, an agreed upon adjustment in the common stock ownership under an Adjustment Mechanism (hereinafter defined) for the pro forma ownership between GGC and CR will occur within 60 days.

2.5.           Remaining Consideration Payable to GGC

2.5.1.         As the Remaining Consideration for the contribution of MG and GMC and the associated Properties to the JVC, GGC shall be entitled to receive through GGM or directly the aggregate consideration of (i) newly issued stock of JVC within the scope defined in Section 2.5.2, and (ii) cash payable by CR under the Cash Election, as defined in Section 2.5.4.  Any unused working capital from the Initial Consideration is to be added to the Remaining Consideration for payment to GGC.

2.5.2.         GGC’s ownership in the JVC through GGM shall be, whether reverse merger or IPO, the greater of either 51% of the pro forma value of JVC or $40.0 million in newly issued stock of JVC at the pro forma value, calculated based on the Volume Weighted Average Price (“VWAP”) of the common stock over the first 30 (thirty) days of trading, adjusted to exclude any dilution from the Public Listing.

2.5.3.         For the avoidance of doubt, if the value of $40.0 million in newly issued common stock of JVC, adjusted to exclude the impact of any dilution from the Public Listing, is greater than GGM’s 51% ownership in the JVC, new shares in the public JVC will be issued (the “Adjustment Mechanism”) to GGM such that the aggregate value of GGC’s ownership through GGM in the public JVC is $40.0 million, adjusted to exclude any dilution from the Public Listing.

2.5.4.         As part of the $40 million in Remaining Consideration payable to GGC, CR may, at its election, or as mutually agreed otherwise between GGC and CR, substitute cash for stock (the “Cash Election”) in an amount of up to $12.5 million in cash to increase its ownership based on a ratio of $784,314 for each 1% of existing shares of JVC then held by GGC up to 49% or as mutually agreed otherwise.  This Cash Election must be made by written notice to GGC by CR with such notice being delivered within the 12 Month Period.  Payment to GGM by CR under the Cash Election must be completed within 30 calendar days of notice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.           Corporate Status. Each party represents and warrants that it is a legal entity duly incorporated/established and validly existing under the laws of their respective jurisdictions of incorporation/establishment and has full powers to own the properties which it owns and to carry out the business which it carries out.

3.2.           Authorization.  Each party represents and warrants that it has, and will at the Closing have, the requisite corporate power and authority to execute and deliver this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Except as defined in Sections 4.2.1 and 4.2.2, the execution and delivery by CR and GG of this Agreement, to which they are a party, and the consummation by CR and GG of the transactions contemplated hereby have been duly and validly authorized by (i) all necessary corporate and shareholder action on the part of CR and GG and (ii) all necessary third parties, and no other corporate or shareholder proceedings or third-party consents on the part of CR and GG are necessary to authorize the execution, delivery and performance by CR and GG of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CR and GG and, assuming the due authorization, execution and delivery thereof by CR and GG, constitutes the legal, valid and binding obligation of CR and GG, enforceable against CR and GG in accordance with its terms.  GG represents and warrants that in order to ensure the validity, effectiveness, performance or enforceability of this Agreement against or by GG, it is not required that the same be notarized or filed, registered or recorded in a public office or elsewhere, or that any other instrument, document or notice relating thereto be executed, delivered, filed, registered, recorded or served.  Upon the execution and delivery by CR and GG of the Agreement, to which they are a party shall have been duly and validly executed and delivered by CR and GG, and assuming the due authorization, execution and delivery thereof by CR and GG will constitute the legal, valid and binding obligations of CR and GG, enforceable against CR and GG in accordance with their terms.

3.3.           No Conflict; Required Filings and Consents.

3.3.1.         GG represents and warrants that, except as defined in Section 4.2.1 and 4.2.2, the execution and delivery by GG of this Agreement to which it is a party does not, the performance by GG of this Agreement to which it is a party will not and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation or by-laws, or charters or other constitutive documents of GG, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to GG or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event, which with notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of GG pursuant to any note, bond, mortgage, pledge, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GG  is a party or by which GG or any of its properties is bound or affected.

3.3.2.         GG represents and warrants that the execution and delivery by GG of this Agreement to which it is a party does not, the performance by GG of this Agreement to which it is a party will not and the consummation of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as specifically provided herein.

3.4.           Title to Property.  GG represents and warrants that GGC, through its subsidiaries, has good title to the Properties, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except as set forth in the GGC Disclosure Schedule attached herein as APPENDIX A.  All leases and licenses pursuant to which GGC, through its subsidiaries, leases or licenses from others material amounts of real, personal and intangible property used by GGC in connection with the Operations are valid and effective in accordance with their respective terms and there is not, under any of such leases or licenses, any existing default or event of default (or event, which with notice or lapse of time, or both, would constitute a default, and in respect of which GGC has not taken adequate steps to prevent such a default from occurring), except as set forth in the GGC Disclosure Schedule. The GGC Disclosure Schedule sets forth a true, correct and complete list of such leases and licenses.  GGC has provided CR with true, correct and complete copies of such leases and licenses.

3.5.           Compliance; Permits.

3.5.1.         GG represents and warrants that GG is not, and at the Closing will not be, operating in material conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to its Operations or by which MG, GMC or the Properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which GGC is a party or by which MG, GMC or the Properties will be bound or affected.

3.5.2.         GG represents and warrants that GGC and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities, which are necessary and appropriate to the conduct of the Operations  (collectively, the “GGC Permits”), and that GGC and its subsidiaries are in material compliance with the terms of the GGC Permits.

3.6.           Financial Statements.

3.6.1.         GGC has heretofore delivered to CR financial statements of GGC, GGM, MG and GMC ending December 31, 2010, (collectively, the “GGC Financial Statements”).  GG represents and warrants that the GGC Financial Statements have been prepared from the books and records of GGC, are audited, and fairly present in all material respects the income and assets and liabilities of GGC, GGM, MG and GMC for the periods indicated.  MG and GMC financial statements have been provided to, and reviewed by, CR as confidential documents.

3.6.2.         GG represents and warrants that except as disclosed in GGC Disclosure Schedule, GGM, MG and GMC have no contingent liabilities.  If after signing of this Agreement or formation of JVC any contingent liabilities arise which (i) are neither reflected in the GGC Financial Statements nor disclosed in GGC Disclosure Schedule and (ii) arise from grounds existing as of the date of this Agreement, GG shall discharge such liabilities at its expense or compensate either MG, GMC or JVC so that JVC achieves the value it would otherwise entitled to achieve should no such contingent liabilities arise.

3.7.           Absence of Litigation.  GG represents and warrants that except as disclosed in GGC Disclosure Schedule, there are no material claims, actions, suits, proceedings or investigations pending or, to the knowledge of GGC, threatened against, or involving GGC, or any properties, assets or rights of GGC, or that challenges or seeks to prohibit or enjoin any of the transactions contemplated hereby before any Governmental Entity and neither GGC nor the Properties are subject to any such order, writ, judgment, injunction, decree, determination or award.

3.8.           Environmental Matters.

3.8.1.         GG represents and warrants that GGC and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There is no material civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation or proceeding, arising under any applicable Environmental Laws, pending or threatened against GGC with respect to the Operations or any Property.

3.8.2.         For the purposes of this Agreement: (i) “Environmental Laws” means any Federation, Republican or local law, statute, regulation, ordinance, permit, registration or rule, dealing with or relating to human health, employee safety, the use or preservation of natural resources or the pollution, protection or restoration of the environment; and (ii) “Hazardous Substance” means any pollutant, contaminant, hazardous or toxic materials or substances, waste, special waste, or any other chemical, substance or material listed or identified as hazardous or toxic in or regulated by any Environmental Laws.

3.9.           Tax Matters.  Except as disclosed in GGC Disclosure Schedule, GG has timely paid all Taxes (as defined below) required to be paid, has timely withheld or collected all Taxes required to be withheld or collected, has timely deposited all Taxes required to be deposited, and has timely filed all Tax returns required to be filed with respect to such Taxes, (ii) no notice of any proposed adjustment or notice of underpayment has been issued by any Governmental Entity with respect to any such Taxes, (iii) no claim has been asserted, proposed or, to the knowledge of GG, threatened with respect to any such Taxes that remain outstanding, (iv) no extensions of the time for assessment of any such Taxes have been requested or granted (other than any such extension that is no longer in effect), (v) no protests are pending with respect to any such Taxes and (vi) there are no liens for Taxes on any of the GG assets or on any other assets of GG and no action, proceeding or, to the knowledge of GG, investigation has been instituted against GG which would give rise to any such lien.  “Tax” means any obligation or liability (including any tax, withholding, royalty, concession or other fee or excise) imposed by any Governmental Entity, including any gross or net income, employment-related, real or personal property, transfer, intangibles, documentary, gains, sales, value-added or use tax, together with any and all interest, penalties and additions imposed with respect thereto.

3.10.         Full Disclosure.  No statement made by GG relating to MG, GMC, the Properties and the Operations, or information contained in any document or certificate pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.11.         Acknowledgement. GG acknowledges that it has made the representations and warranties contained in ARTICLE III with the intention of CR to enter into this Agreement and that CR has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

ADDITIONAL AGREEMENTS AND COVENANTS

4.1.           Maintenance of Licenses. MG and GMC shall perform all applicable license requirements for the Properties, and maintain all Licenses in good standing, whether before or after the transfer of the participation interest in MG and GMC to the JVC.

4.2.           Notifications, Consents and Approvals.  Each of the parties hereto will use best efforts to submit all notifications and secure all consents, approvals, licenses or permits which may be required in connection with the consummation of the transactions contemplated by this Agreement.  Each of the parties hereto further agrees to cause JVC to use best efforts to secure all consents, approvals, licenses or permits which may be required in connection with the consummation of the transactions contemplated by this Agreement including, but not limited to, consents, approvals, licenses or permits required in connection with the offshore sale of gold by JVC for hard currency.  The above shall include, without limitation, the following:

4.2.1.         If necessary, prior to Closing GG shall procure to receive from Armbusinessbank CJSC of the authorization for transfer to JVC of participation in MG pledged by GGM to Armbusinessbank CJSC;

4.2.2.         If necessary, prior to Closing GG shall procure to receive from the State Committee on Protection of Economic Competition an authorization for transfer to JVC of the participation in MG and GMC; and

4.2.3.         Upon Closing MG and GMC shall notify Ministry of Energy and Natural Resources of the Republic of Armenia about transfer of participation to JVC.

4.3.           English Language.  All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a certified translation into English, which translation shall be the governing version between the GG and CR.

4.4.           Inspection Rights.  GGC hereby agrees to keep CR advised of all MG and GMC operations by submitting in writing to CR:  (i) monthly progress summaries including monthly production data at the Toukhmanuk plant and any applicable data requested by CR, monthly progress reports, which include statements of expenditures and comparisons of such expenditures to the adopted budget for such operations; (ii) periodic summaries of data acquired; (iii) copies of reports concerning operations; (iv) a detailed final report within sixty (60) days after completion of each individual project and the budget thereto, which shall include comparisons between actual and budgeted expenditures; and (v) such other reports as CR may reasonably request.  At all reasonable times, CR shall have access to, and the right to inspect and copy, all information related to MG, GMC, the Properties and the Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records.  In addition, CR, at its sole risk and expense and subject to reasonable safety regulations, shall have the right to inspect the assets and operations of MG and GMC at all reasonable times, so long as CR does not unreasonably interfere with the operations of MG and GMC.

4.5.           Confidentiality.  Each party hereto agrees to continue to comply with the parties’ confidentiality agreement to hold the separate documents to be executed in connection with this Agreement, and any geological, technical, economic, financial, marketing or other information which relates to GGC and its subsidiaries, the License Area or the mineral deposits discovered in the License Area (the “Confidential Information”) and not to disclose such information to any third party without the consent of the other party hereto unless such information was already known by such party or made public through no fault of such party, such disclosure is required by applicable law or regulations (or is otherwise directed to be disclosed by a Governmental Entity) or such disclosure is required to enforce such party’s rights in this Agreement. Notwithstanding the foregoing, (1) each party hereto may disclose Confidential Information to its employees, consultants, advisers on a “need to know” basis, and to banks or other financial institutions in connection with the provision of financing MG and GMC, so long as the recipient of such information is instructed to maintain its confidential nature, (2) each party hereto may disclose such Confidential Information to any Affiliate or third-party contractor and as is necessary or appropriate in accordance with applicable securities laws and industry standards and (3) each party may disclose such Confidential Information in connection with the formation of and transfer of the Properties to the JVC.  With respect to any public disclosures, this Section 4.7 shall survive any termination of this Agreement for a period of two years.

4.6.           Non-Compete Covenants.  So long as this Agreement is in full force and effect, each party hereto hereby agrees not to directly or indirectly engage in new business activities competitive with those of MG and GMC in or adjacent to the Toukhmanuk or Getik areas (“Area of Interest”) without receiving the prior written consent of the other.  Except as expressly provided in this Agreement, each party hereto shall have the right to independently engage in and receive full benefits from business activities outside of the Area of Interest, whether or not competitive with the business of MG and GMC, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either party hereto, and neither party hereto shall have any obligation to the other with respect to any opportunity to acquire any property outside of the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement.

4.7.           Additional Negative Covenants. During the 12 Month Period, GG shall not without the prior written consent of CRA:

4.7.1.         Make, or permit changes to be made, to its certificate of incorporation, or by-laws, or charters, or other constitutive documents and Licenses in any manner which would be inconsistent with the provisions of this Agreement and the transactions contemplated hereby;

4.7.2.         Make, or permit change of control resulting in withdrawal of Van Krikorian from his position of the Chairman and CEO of GGC;

4.7.3.         Encumber GGM’s participation in MG and GMC in any manner;

4.7.4.         Permit any borrowing or receipt of any off-take financing by MG or GMC other than under interest-free lending by GGC from the Initial Consideration;

4.7.5.         Permit MG or GMC to enter into any material contracts including any large transactions, off-take agreements, options, preemptive rights agreements etc.;

4.8.           Further Action.  In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the provisions hereof and the transactions provided for in this Agreement, each party to this Agreement shall take all such necessary or desirable action. GG shall take  reasonable steps to minimize by the time of Closing the number of unsettled controversies and pending legal actions which may directly or indirectly impact JVC, the Properties, the Licenses or the Operations or their values or business perspectives.

4.9.           Notification of Certain Matters.  GGC shall give prompt notice to CR, on the one hand, and CR shall give prompt notice to GGC, on the other hand, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any proposed or manifested change of control or of GG, (iv) any proposed or manifested material change in the business or operations of MG or GMC, (v) any event (including any pending or threatened litigation, arbitration or administrative proceeding) which may have a material adverse effect on the Operations, the Properties and the business contemplated, or the parties abilities to perform hereunder, and (vi) any incident or accident relating to GG which has or is likely to have a material adverse effect on the environment, or on public or occupational health or safety; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not prejudice, limit or otherwise affect the remedies available hereunder to the party receiving such notice.

4.10.         Profit Motive.   The parties hereto understand and agree that the business and activities contemplated by this Agreement shall be operated in a manner which endeavors to maximize the parties’ returns on their investments in and through MG and GMC and any decisions by CR and GGC relating to the business and activities contemplated by this Agreement shall be, to the extent possible, based on market economy concepts and motivated by the desire to maximize profits consistent with their environmental, legal, and social obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.1.           Conditions Precedent to Obligations of GGC.  The obligation of GGC to transfer its 100% interests in MG and GMC, and through them in the Properties, to the JVC, and to execute and deliver under the agreements to which it is a party is subject to the satisfaction on or prior to the Closing of each of the following conditions:

5.1.1.         GGC shall have received the full Initial Consideration within the 12 Month Period and any GGC perceived breach in the funding schedule shall have been remedied by CR within 30 days of receipt of formal written notice from GGC of such breach.

ARTICLE VI

CONDITIONS SUBSEQUENT

6.1.           Conditions Subsequent to Obligations of CR.  Any of the following events may frustrate CR’s obligations under this Agreement, in which case CR at its sole discretion and option, anything in this Agreement to the contrary notwithstanding and without any liability on its part, may by reasonable notice to GGC refuse to pay the balance of Initial Consideration and to form a JVC:

6.1.1.         Modification, suspension, withdrawal, cancellation, termination or failure to be renewed of any License which in the reasonable opinion of CR has a material adverse effect on the Operations; or

6.1.2.         Material breach by GG on any of its obligations under this Agreement which, has not been remedied within 30 days of receipt of formal written notice from CR of such breach (or if such breach is not remediable within 30 days that efforts to remedy be commenced in 30 days); or

6.1.3.         Any actual or proposed change in the direct or indirect legal or beneficial ownership or control of MG or GMC without the prior written consent of CRA; or

6.1.4.         Any representation or warranty made by GG in this Agreement being false or misleading in any material respect; or

6.1.5.         Nationalization, expropriation, insolvency, bankruptcy, dissolution, winding up, liquidation or any other similar event in respect of GG that in a reasonable opinion of CR may prevent MG and GMC from carrying on their business or the Operations or affecting substantial part of the Property, other assets or business perspectives thereof; or

6.2.           Upon the issuance of notice of cancellation by CR, the right of GG to further payments shall be cancelled, and CR’s rights under this Agreement shall be terminated.

ARTICLE VII

LIABILITY

7.1    Liability of CR.  CRA and CRU hereby mutually guarantee their liabilities arising from any breach of their obligations under this Agreement and shall bear joint and several liability to compensate GG as joint and several creditors for any direct and indirect losses and damages (including opportunity loss) suffered by GG in result of CR’s failure to perform under this Agreement; provided, however, that upon transfer to JVC of the participation interests in MG and GMC they shall respectively cease to be jointly liable.

7.2    Liability of GG.  GGC and each of its direct and indirect subsidiaries referred to in this Agreement as GG hereby mutually guarantee for their liabilities before CR arising from any breach of their obligations under this Agreement and shall bear joint and several liability to compensate CR as joint and several creditors for any direct and indirect losses and damages (including opportunity loss) suffered by CR in result of GG’s failure to perform under this Agreement; provided, however, that upon transfer to JVC of the participation interests in MG and GMC they shall respectively cease to be jointly liable.

ARTICLE VIII

FORCE MAJEURE

Neither party shall be liable for any failure or delay in performance of its obligations under this Agreement in full or in part to the extent the said failures or delays are caused by events beyond that party's reasonable control and occurring after signing this Agreement without its fault or negligence, including, without limitation, failure of its suppliers and subcontractors, provided that the party affected by such events shall give the other party a prompt written notice with full details of the occurred events and their influence on the party’s ability to perform obligations under this Agreement.  Such events may include earthquake, flood, explosions, war (whether declared or not), state of emergency, riots, strikes, acts of state authorities, or other similar events. The terms within which the relevant obligations had to be performed shall be extended by the period during which performance of such obligations was affected. Should an occurrence of Force-Majeure last for more than 12 (twelve) months, either party shall be entitled to terminate this Agreement by a prior written notice to the other party.

ARTICLE IX

TERMINATION

9.1.           Term of the Agreement. This Agreement shall continue in force until all obligations hereunder have been discharged by performance or until Agreement is dissolved in accordance with the provisions hereof or the law; provided that the provisions of Sections 4.6 and 10.15 shall survive the termination of this Agreement.

9.2.           Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may not be terminated at any time prior to the Closing except by mutual written consent of GGC and CR.

9.3.           Amendment. This Agreement may not be amended, modified, supplemented or extended, or the terms hereof waived except by an instrument in writing signed by the parties hereto.

9.4.           Notices.  All notices and other communications given or made pursuant hereto shall be in writing.  Each such notice or other communication shall be given (i) by hand delivery or (ii) by internationally recognized courier service.  Each such notice, request or communication shall be effective (i) if delivered by hand, when delivered at the address specified below (or in accordance with the latest unrevoked direction from such party) and (ii) if by internationally recognized courier service, three business days after the dispatch thereof.

9.4.1.           If to CR:

Consolidated Resources Armenia
c/o Jeffrey R. Marvin
59 Hillside Road, Greenwich, CT 06830

9.4.2.           If to GG:

Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel: 914-925-0020
Fax: 914-925-8860

with a copy to:

Patterson, Belknap, Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036-6710
Attention: John E. Schmeltzer, III, Esq.

9.5.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the invalid, illegal or unenforceable provision shall be deemed replaced by a valid, legal and enforceable provision which comes as close as possible to the original intent of the parties as to the invalid, illegal or unenforceable provision, and the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. This shall apply analogously in the case of gaps or omissions.

9.7.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof including, for the avoidance of doubt, the Formation Agreement. This Agreement shall not be modified or amended except in a writing specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

9.8.           No Assignment or Pledge.  No party shall be entitled to assign or pledge its rights hereunder to any other person without the prior written consent of the other party hereto.  Notwithstanding the foregoing, CR shall have the right to assign its rights hereunder to an Affiliate subject to a written notice to GG but without the prior written consent of GG.  As used herein, “Affiliate” shall mean a person that is directly (or indirectly through one or more intermediaries) controlling, controlled by, or under common control with CR; for purposes of this definition, “control” shall mean an ownership interest of at least 100%.

9.9.           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto their successors and permitted assigns as per Section 10.11 and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Except as provided in Section 10.11, none of the terms of this Agreement are intended to be enforceable by any third party.

9.10.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.11.         Foreign Corrupt Practices Act.  Each party hereto represents and covenants to the other that (i) it is fully aware of the requirements set forth in the U.S. Foreign Corrupt Practices Act; and (ii) has not taken or participated in, and shall not take or participate in, any action that has or will result in any payment or gift of money or anything of value to a government agency, government official or political party official, whether directly or indirectly through third parties or business entities, in return for such agency’s or official’s assistance or in an attempt to obtain an improper advantage except for payments expressly permitted by the U.S. Foreign Corrupt Practices Act.

9.12.         Dispute Resolution.

9.12.1.       Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, or any non-contractual obligations arising out of or in connection with this Agreement shall be settled through consultation, mediation or by arbitration pursuant to this Section 9.12.

9.12.2.       Before any party institutes an arbitration proceeding, it will use its best efforts to resolve the dispute through consultation with the other party, although no party shall be obligated to pursue such consultation for more than ninety (90) days after it has notified the other party of the dispute.

9.12.3.         In the event the parties are unable to amicably resolve any such dispute, the matter in dispute will be referred first to mediation and, if the parties are not able to resolve such dispute through mediation within thirty (30) days (or such other applicable time frame herein specifically stipulated to any particular matter or dispute), to arbitration in accordance with this Section 9.12.  Any dispute not resolved by such negotiation and mediation shall be finally resolved by arbitration as set out in this Section 9.12.

9.12.4.       Any party may refer any dispute arising under this Agreement for resolution through arbitrations under the supervision of and according to the procedural rules then in effect of the American Arbitration Association in New York City in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof, including, without limitation, the competent courts of the Republic of Armenia.

9.13.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, GGC and CR have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLOBAL GOLD CORPORATION, for itself and GGA, GGM, MG and GMC

By:	/s/ Van Z. Krikorian
Name: Van Z. Krikorian
Title: Chairman and CEO

CONSOLIDATED RESOURCES ARMENIA for itself and CONSOLIDATED RESOURCES USA, LLC

By:	/s/ Jeffrey R. Marvin
Name: Jeffrey R. Marvin